Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 26, 2019, (the “Effective Date”) by and between Milestone Pharmaceuticals USA, Inc. (the “Company”), and Timothy Maness (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

R E C I T A L S

WHEREAS, the Company desires to employ Executive as its Vice President, Finance, and to enter into an agreement embodying the terms of such employment; and

WHEREAS, Executive desires to accept such employment and enter into such an agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

1.              Duties and Scope of Employment.

(a)         Positions and Duties.  As of the Effective Date, Executive will serve as Vice President, Finance of the Company.  Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to Executive by the Company’s Board of Directors (the “Board”).  The period of Executive’s at-will employment under the terms of this Agreement is referred to herein as the “Employment Term.”

(b)         Obligations.  During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.  Notwithstanding the foregoing, Executive may (i) serve on the board of directors of one other non-competitive corporation or other business entity, subject to prior approval by the Board, which approval will not unreasonably be withheld, (ii) serve on civic or charitable boards or committees, and (iii) manage his personal investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities in accordance with this Agreement or otherwise violate the terms of this Agreement.

2.              At-Will Employment.  Subject to Sections 7, 8, and 9 below, the parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice, for any reason or no reason.  Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.

3.              Compensation.

(a)         Base Salary.  During the Employment Term, the Company will pay Executive as compensation for Executive’s services a base salary at a rate of $280,000 annually, as modified from time to time at the discretion of the Board or a duly constituted committee of the Board (the “Base Salary”).  The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding).  Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” for future employment under this Agreement.  The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

(b)         Annual Bonus.  Executive will also be eligible to earn an annual discretionary bonus (an “Annual Bonus”) with a target amount equal to 30% of the Base Salary.  The amount of the Annual Bonus, if any, will be determined in the sole discretion of the Board and based, in part, on Executive’s performance and the performance of the Company during the calendar year. The Company will pay Executive the Annual Bonus, if any, by no later than March 15th of the following calendar year.  The Annual Bonus is not earned until paid and no pro-rated amount will be paid if Executive’s employment terminates for any reason prior to the payment date, provided, however, that if Executive’s employment is terminated by Company without Cause after the Annual Bonus is declared but before it is paid, then despite such termination Executive will be entitled to receive the declared Annual Bonus at the time it otherwise would have been paid.

(c)          Stock Option.  Executive’s outstanding equity awards (the “Equity Awards”), including vesting schedules, as of the date hereof, are set forth on Exhibit 1.  Executive will be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time.  The Board or a committee of the Board shall determine in its discretion whether Executive shall be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

(d)         Tax Equalization and Related Benefits.  Executive and the Company acknowledge and agree that the Company will require Executive to spend a significant portion of his time working in Canada.  As a result, Executive’s gross Base Salary and Annual Bonus will be subject to equalization for non-U.S. taxes so that, to the extent the Company requires Executive to work in Canada, Executive’s net after-tax compensation from the Company is treated as though employed exclusively in the United States and paid in U.S. Dollars.  The Company will engage an accounting firm to assist with the equalization calculations described in the preceding sentence.  The Company will pay or reimburse Executive for any expenses necessary for Executive to conduct business in Canada if Executive is required by the Company to conduct business in Canada (e.g., work permits or similar immigration-related authorization).  In addition, the Company will reimburse Executive, in an amount not to exceed an aggregate of $12,000 per year, for accounting and legal expenses incurred in connection with advice, preparation, filing and defense, if applicable, of Executive’s personal Canadian income tax return and for any added complexity to Executive’s U.S. tax return.

(e)          License and Membership Fees. Company shall reimburse Executive for reasonable continuing education expenses necessary to maintain his CPA license in the state in which he is licensed as well as for reasonable professional memberships fees related to his work for the Company.

4.              Employee Benefits.  During the Employment Term, Executive will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans.  The

Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.  Reimbursements provided to Executive pursuant to this Agreement will be made in a timely manner and in accordance with the policies of the Company, but in no event later than December 31 of the year following the year in which Executive incurs such expense.  The amount of expenses eligible for reimbursement during one year will not affect the expenses eligible for reimbursement in any other year, and is not subject to liquidation or exchange for another benefit.

5.              Vacation.  Executive will be eligible to accrue a maximum of twenty (20) days paid vacation per year, in accordance with the Company’s vacation policy, which shall be taken subject to the demands of the Company’s business and Executive’s obligations as an employee of the Company with a substantial degree of responsibility. A maximum of ten (10) vacation days per year may be carried forward into the first three (3) month of the next calendar year. All vacation days that are not used shall be forfeited.

6.              Business Expenses.  During the Employment Term, the Company will reimburse Executive for reasonable business travel, entertainment or other business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.              Termination on Death or Disability.

(a)         Effectiveness.  Executive’s employment will terminate automatically upon Executive’s Death or, upon fourteen (14) days prior written notice from the Company, in the event of Disability.

(b)         Effect of Termination.  Upon any termination for death or Disability, Executive shall be entitled to: (i) Executive’s Base Salary through the effective date of termination; (ii) the right to continue health care benefits under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), at Executive’s cost, to the extent required and available by law; (iii) reimbursement of expenses for which Executive is entitled to be reimbursed pursuant to Sections 3(d) or 6 above, but for which Executive has not yet been reimbursed; and (iv) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.

8.              Involuntary Termination for Cause; Resignation Without Good Reason.

(a)         Effectiveness.  Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment at any time for Cause or Executive may resign from Executive’s employment with the Company at any time without Good Reason.  Termination for Cause, or Executive’s resignation without Good Reason, shall be effective on the date either Party gives notice to the other Party of such termination in accordance with this Agreement unless otherwise agreed by the Parties.  In the event that the Company accelerates the effective date of a resignation, such acceleration shall not be construed as a termination of Executive’s employment by the Company or deemed Good Reason for such resignation.

(b)         Effect of Termination.  In the case of the Company’s termination of Executive’s employment for Cause, or Executive’s resignation without Good Reason, Executive shall be entitled to receive: (i) Base Salary through the effective date of the termination or resignation, as applicable; (ii) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Sections 3(d) or 6 above, but for which Executive has not yet been reimbursed; (iii) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law; and (iv) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or, as then in effect.

9.              Involuntary Termination Without Cause; Resignation for Good Reason;

(a)         Effect of Termination.  The Company shall be entitled to terminate Executive with or without Cause at any time, subject to the following:

(i)             Involuntary Termination Without Cause; Resignation for Good Reason Not In Connection With A Change of Control.  If Executive is terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability) or Executive resigns for Good Reason and not in connection with a Change of Control, then, subject to the limitations of Sections 9(b) and 25 below, Executive shall be entitled to receive: (A) Executive’s Base Salary through the effective date of the termination or resignation; (B) continuing severance pay at a rate equal to one hundred percent (100%) of Executive’s Base Salary, as then in effect (less applicable withholding), for a period of six (6) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices; (C) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Sections 3(d) or 6 above, but for which Executive has not yet been reimbursed; (D) payment or reimbursement for premiums to continue health care benefits under COBRA, for a period of six (6) months from the date of such termination; and (E) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.

(ii)          Involuntary Termination Without Cause; Resignation for Good Reason In Connection With A Change of Control.  If Executive is terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability) or Executive resigns for Good Reason, upon the occurrence of, or within thirty (30) days prior to, or within twelve (12) months following, the effective date of a Change of Control, then, subject to the limitations of Sections 9(b) and 25 below, Executive shall be entitled to receive: (A) Executive’s Base Salary through the effective date of the termination or resignation; (B) continuing severance pay at a rate equal to one hundred percent (100%) of Executive’s Base Salary, as then in effect (less applicable withholding), for a period of nine (9) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices; (C) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Sections 3(d) or 6 above, but for which Executive has not yet been reimbursed; (D) payment or reimbursement for premiums to continue health care benefits under COBRA, for a period of nine (9) months from the date of such termination; (E) an amount equal to 100% of Executive’s Annual Bonus for the year in which the termination occurs at the target level; and (F) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.

(b)         Conditions Precedent.  Any severance payments contemplated by Section 9(a) above are conditional on Executive: (i) continuing to comply with the terms of this Agreement and the Confidential Information Agreement; and (ii) signing and not revoking a separation agreement and mutual release of known and unknown claims in the form provided by the Company (the “Release”), provided that the Release will not apply to claims, actions, causes of action and demands that the Company may have against the Executive under the Confidential Information Agreement (as defined below) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date required by the release (such deadline, the “Release Deadline”).  If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Section 9 or elsewhere in this Agreement.  Any severance payments or other benefits under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 26) will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 26(b).  Except as required by Section 26(b), any installment payments that would have been made to Employee during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement, unless subject to the 6-month payment delay described herein.  Any severance payments under this Agreement that would not be considered Deferred Compensation Separation Benefits will be paid on, or, in the case of installments, will not commence until, the first payroll date that occurs on or after the date the Release becomes effective and any installment payments that would have been made to Executive during the period prior to the date the Release becomes effective following Executive’s separation from service but for the preceding sentence will be paid to Executive on the first payroll date that occurs on or after the date the Release becomes effective.  Notwithstanding the foregoing, this Section 9(b) shall not limit Executive’s ability to obtain expense reimbursements under Sections 3(d) or 6 or any other compensation or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.

10.       Definitions.

(a)         Cause.  For purposes of this Agreement, “Cause” shall mean: (i) Executive’s continued failure to substantially perform the material duties and obligations under this Agreement (for reasons other than death or Disability), which failure, if curable within the reasonable discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure; (ii) Executive’s material failure or refusal to comply with the policies, standards and regulations established by the Company from time to time which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by Executive that benefits Executive at the expense of the Company; (iv) the Executive’s violation of a federal or state law or regulation applicable to the Company’s business; (v) the Executive’s violation of, or a plea of nolo contendre or guilty to, a felony under the laws of the United States or any state; or (vi) the Executive’s material breach of the terms of this Agreement or the Confidential Information Agreement (defined below), which breach, if curable within the reasonable discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure.

(b)         Change of Control.  For purposes of this Agreement, “Change of Control” shall have the meaning attributed to such term in the Company’s 2019 Equity Incentive Plan.

(c)          Disability.  For purposes of this Agreement, “Disability” means that Executive, at the time notice is given, has been unable to substantially perform Executive’s duties under this Agreement for not less than one-hundred and twenty (120) work days within a twelve (12) consecutive month period as a result of Executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.

(d)         Good Reason.  For purposes of this Agreement, “Good Reason” means one or more of the following without Executive’s consent: (i) a material reduction of Executive’s duties, position or responsibilities (provided, however, that any change in duties, position, or responsibilities due to the Company becoming a subsidiary or division of another entity in connection with a Change of Control shall not be Good Reason); (ii) a material reduction in Executive’s Base Salary (other than a reduction of not more than 10% that is applicable to similarly situated executives of the Company); (iii) a material breach of this Agreement by the Company; or (iv) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than 50 miles from Executive’s then present location will not be considered a material change in geographic location.

Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 30 days of the initial existence of the grounds for “Good Reason,” and upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the “Good Reason” condition.  If the “Good Reason” condition is not remedied within such thirty (30) day period, Executive may resign based on the “Good Reason” condition specified in the notice effective immediately upon the expiration of the thirty (30) day cure period.

11.       Acceleration of Options; Change of Control.

If upon the occurrence of, or within thirty (30) days prior to, or within twelve (12) months following, a Change of Control (as defined above) the Company or the successor corporation terminates Executive’s employment with the Company or successor corporation for other than Cause, death or Disability, then Executive shall be entitled to acceleration of 100% of Executive’s then-unvested and outstanding options.

12.       Company Matters.

(a)         Proprietary Information and Inventions. In connection with Executive’s employment with the Company, Executive will receive and have access to Company confidential information and trade secrets.  Accordingly, attached as Exhibit 2 to this Agreement is an Employee Confidential Information, Inventions, Non-Solicitation And Non-Competition Agreement (the “Confidential Information Agreement”) which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations.  Executive agrees to review the Confidential Information Agreement and only sign it after careful consideration.

(b)         Ventures.  If, during Executive’s employment, Executive is engaged in or associated with planning or implementing of any project, program or venture involving the Company and any third parties, all rights in such project, program or venture shall belong to the Company (or third party, to the extent provided in any agreement between the Company and the third party).  Except as approved by the Board in writing, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary or other compensation to be paid to Executive as provided in this Agreement.

(c)          Resignation on Termination.  On termination of Executive’s employment, regardless of the reason for such termination, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Executive may hold in the Company or any affiliate, unless otherwise agreed in writing by the Parties.

(d)         Notification of New Employer.  In the event that Executive leaves the employ of the Company, Executive grants consent to notification by the Company to Executive’s new employer about Executive’s rights and obligations under this Agreement and the Confidential Information Agreement.

13.       Arbitration.  To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Confidential Information Agreement, or Executive’s employment, or the termination of Executive’s employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in Charlotte, North Carolina by Judicial Arbitration and Mediation Services Inc.

(“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/); provided, however, this arbitration provision shall not apply to sexual harassment claims to the extent prohibited by applicable law. A hard copy of the rules will be provided to Executive upon request.  By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  In addition, all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.  The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.  The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding.  Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator.  Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law.  Executive and the Company shall equally share all JAMS’ arbitration fees.  Except as modified in the Confidential Information Agreement, each party is responsible for its own attorneys’ fees.  Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent applicable law prohibits mandatory arbitration of sexual harassment claims, in the event Executive intends to bring multiple claims, including a sexual harassment claim, the sexual harassment may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

14.       Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

15.       Notices.  All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered via e-mail, personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile directed to the Party to be notified at the address or facsimile number indicated for such Party on the signature page to this Agreement, or at such other address or facsimile number as such Party may designate by ten (10) days’ advance written notice to the other Parties hereto.  All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of facsimile transfer or

e-mail. Notices sent via e-mail under this Section shall be sent to either the e-mail address in this Agreement, or for e-mails sent by the Company to Executive, to the last e-mail address on file with the Company.

16.       Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

17.       Integration.  This Agreement, together with the agreements pursuant to which the Equity Awards were issued to Executive and the Confidential Information Agreement represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

18.       Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

19.       Waiver.  No Party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the Party to be charged with such waiver.  The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof.  No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach

20.       Governing Law.  This Agreement will be governed by the laws of the State of North Carolina (with the exception of its conflict of laws provisions).

21.       Acknowledgment.  Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22.       Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

23.       Effect of Headings.  The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

24.       Construction of Agreement.  This Agreement has been negotiated by the respective Parties, and the language shall not be construed for or against either Party.

25.       Parachute Payments.     If any payment or benefit Executive would receive from the Company or otherwise in connection with a Change of Control or other similar transaction (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the

Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).  Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest  economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(a)         Unless Executive and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within 15 calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(b)         If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

26.       Section 409A.

(a)         Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.

(b)         Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c)          Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

(d)         Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.  For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(e)          The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

[Remainder of page is intentionally blank; Signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

“COMPANY”

MILESTONE PHARMACEUTICALS USA, INC.

By:	/s/ Joseph Oliveto
Name:	Joseph Oliveto
Title:	Chief Executive Officer

Address:

Attn:
Fax Number:
Email:

“EXECUTIVE”

/s/ Timothy Maness
Timothy Maness

Address:

Fax Number:
Email: